EXHIBIT 16 TO FORM 8-K/A




March 8, 1995




Securities and Exchange Commission
450 Fifth Street,  N.W.
Washington D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated March 8, 1995, of M.A. Hanna Company and are in agreement with the statement in the first paragraph on page two that we have been dismissed as M.A. Hanna's independent public accounting firm and are also in agreement with the statements contained in the second, fourth and fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                          Sincerely,


                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP